AMENDMENT TO ADMINISTRATION AGREEMENT

      This Amendment to the Administration Agreement is made as of the 1st day of October, 2005, by and between The Westport Funds (the "Trust"), a Delaware statutory trust, and Integrated Fund Services, Inc., an Ohio corporation ("Integrated").

      WHEREAS, Integrated furnishes services to the Trust pursuant to an Administration Agreement dated as of December 31, 1997 by and between Integrated and the Trust, as amended (the "Agreement"); and

      WHEREAS, Integrated and the Trust have agreed to revise the fee paid by each series of the Trust to Integrated pursuant to the Agreement;
      NOW, THEREFORE, in accordance with Paragraph 16 of the Agreement, the parties hereto, intending to be legally bound, agree to amend the Agreement as follows:

      1. The Agreement is hereby amended to delete Paragraph 6 of the Agreement in its entirety and to replace it with the following:

      "For the performance of Integrated's obligations under this Agreement, and the Accounting Services Agreement between the parties, the Trust shall pay Integrated, on the first business day following the end of each month, a monthly fee, according to the average net assets under management of the Trust during such month, as follows:

            Monthly Fee                  Average Net Assets Under Management
            -----------                  -----------------------------------
              0.0525%                             $0 - 800,000,000
              0.0425%                       $800,000,000 - 1,000,000,000
               0.03%                           $1,000,000,000 and over

      The Trust shall pay Integrated a fee of $1,000 for each Form N-Q filing prepared during the term of this Agreement.

      The Trust will reimburse Integrated for out-of-pocket expenses incurred in the performance of its services under this Agreement."

      2. The Agreement is hereby amended to delete the name of Scott A. Englehart referred to in Paragraph 15 of the Agreement, and replace it with Mark
S. Redman.


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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers, effective as of the day and year first above written.


                                    THE WESTPORT FUNDS



                                    By: /s/ Edmund H. Nicklin, Jr.
                                        ---------------------------------
                                        Edmund H. Nicklin, Jr., President


                                    INTEGRATED FUND SERVICES, INC.



                                    By: /s/ Roy E. Rogers
                                        ---------------------------------
                                        Roy E. Rogers, President